Exhibit 10.22
SECOND AMENDMENT TO THE
FORESTAR GROUP INC.
2007 STOCK INCENTIVE PLAN
     This Second Amendment (this “Second Amendment”) to the Forestar Group Inc. 2007 Stock Incentive Plan (as amended, the “Plan”) is made by Forestar Group Inc., a Delaware corporation (the “Company”), pursuant to the authorization of the Board of Directors of the Company (the “Board”).
     WHEREAS, the Board deems it to be in the Company’s best interest to amend the Plan to reflect the Company’s current operational practice by (i) adding a restriction period for stock-based awards (other than stock options and stock appreciation rights) of at least three years (for non-performance based awards) and one year (for performance-based awards), and (ii) providing that awards to non-employee directors shall be administered by an independent committee of the Board;
     WHEREAS, Section 14 of the Plan authorizes the Board to amend the Plan; and
     WHEREAS, the rules of the New York Stock Exchange applicable to the Company do not require that the Company’s stockholders approve the Second Amendment.
     NOW, THEREFORE, pursuant to the authority granted to the Board in Section 14 of the Plan, the Plan is hereby amended as follows:
1.	Section 1.6 of the Plan entitled “Committee” is hereby amended by deleting the last sentence in its entirety and replacing it with the following: “Notwithstanding the foregoing, “Committee” means non-employee members of the Board for purposes of granting and administering Awards to other members of the Board who are not Employees.”

2.	Section 5.3 shall be added as a new subsection to the Plan as follows: “The Committee shall have discretion to set any vesting period for full-value Awards covering Shares not to exceed ten percent (10%) of the maximum number of Shares authorized under the Plan pursuant to Section 5.1.”

3.	Section 8 of the Plan entitled “Restricted Stock Awards” is hereby amended by adding the following sentence to the end thereof: “Subject to Section 5.3, each Restricted Stock grant shall contain a vesting period of at least three years (for awards with transfer restrictions or forfeiture provisions not contingent upon the achievement of Performance Goals) or at least one year (for awards with transfer restrictions or forfeiture provisions contingent upon the achievement of one or more Performance Goals).”

4.	Section 9 of the Plan entitled “Restricted Stock Unit Awards” is hereby amended by adding the following sentence to the end thereof: “Subject to Section 5.3, each Restricted Stock Unit that may be settled in Shares shall contain a vesting period of at least three years (for awards with transfer restrictions or forfeiture provisions not contingent upon the achievement of Performance Goals) or at least one year (for awards with transfer restrictions or forfeiture provisions contingent upon the achievement of one or more Performance Goals).”

5.	Section 10 of the Plan entitled “Performance Awards” is hereby amended by adding the following sentence to the end thereof: “Subject to Section 5.3, each Performance Award (other than an Option or a stock appreciation right or a non-equity cash award) shall contain a vesting period of at least one year.”

6.	Section 11 of the Plan entitled “Other Stock-Based Awards” is hereby amended by adding the following sentence to the end thereof: “Subject to Section 5.3, each Other Stock-Based Award (other than stock appreciation rights) containing Performance Goals shall contain a vesting period of at least one year.”

7.	Except as provided above, the Plan shall remain unchanged and in full force and effect.
     IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Second Amendment on this 9th day of February, 2010.

FORESTAR GROUP INC.
By:	/s/ David M. Grimm
Name:	David M. Grimm
Title:	Chief Administrative Officer, General Counsel and Secretary

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